UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 25, 2021

MERIDIAN BIOSCIENCE, INC.

(Exact Name of Registrant as Specified in Charter)

Ohio	0-14902	31-0888197
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3471 River Hills Drive Cincinnati, Ohio	45244
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (513) 271-3700

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	VIVO	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17CFR §240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Effective October 25, 2021, Meridian Bioscience, Inc. (“Meridian” or the “Company”) entered into a $200,000,000 Revolving Credit Facility (“Credit Facility”) under the Amended and Restated Credit Agreement by and among Meridian, the Guarantors party thereto, the lenders party thereto, PNC Bank, National Association, as Administrative Agent, PNC Capital Markets LLC, as Joint Lead Arranger and Sole Bookrunner, and Fifth Third Bank, National Association, as Joint Lead Arranger and Syndication Agent (the “Amended and Restated Credit Agreement”).

The Amended and Restated Credit Agreement increases the amount of Meridian’s borrowing availability under the senior secured revolving credit facility (the “Revolving Credit Facility”) from $160 million to $200 million. The term of the Revolver is five years. $25,000,000 of the Revolving Credit Facility is available beginning for the advancement of swingline loans (the “Swingline Loans”) from the PNC Bank, National Association, as Administrative Agent. The Revolver will be used to fund ongoing working capital and general corporate purposes. The obligations of Meridian and its subsidiary Guarantors are secured by substantially all of the personal property and material fee owned real property of Meridian and certain of its subsidiaries.

Further, the Amended and Restated Credit Agreement also amends the applicable interest rate and commitment fees payable to lenders in respect of borrowings under the Amended and Restated Credit Agreement. Borrowings under the Revolving Credit Facility bear interest at a fluctuating rate equal to, at the Company’s option, either: (i) a base rate determined by reference to the highest of the federal funds rate plus 0.50%, the prime rate as determined by the administrative agent, or the daily LIBOR rate plus 1.00%, in each case, plus an applicable margin as determined under the Credit Agreement and subject to adjustment from time to time based on the Company’s leverage ratio; or (ii) the LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowing, plus an applicable margin as determined under the Credit Agreement and subject to adjustment from time to time based on the Company’s leverage ratio, in each case under (i) or (ii) such rate is subject to a floor of 0.00%. Swingline Loans will bear interest at the rate described in (i) above. In addition, on a quarterly basis, the Company is required to pay each lender under the Revolving Credit Facility a 0.175% commitment fee in respect of the commitments of each such lender under the Revolving Credit Facility, which percentage may be subject to one or more adjustments based on the Company’s leverage ratio.

In addition to the increased availability under the Revolving Credit Facility, extension of the maturity date and the pricing changes noted above, certain modifications were made in connection with the amendment and restatement to allow the Company to consummate certain acquisitions using cash rather than borrowings under the Revolving Credit Facility without seeking further lender consent in connection with such acquisition. The Amended and Restated Credit Agreement still contains other customary representations, warranties and conditions to borrowing and customary affirmative and negative covenants.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	$200,000,000 Revolving Credit Facility, Amended and Restated Credit Agreement by and among Meridian Bioscience, Inc., the Guarantors party thereto, the lenders party thereto, PNC Bank, National Association, as Administrative Agent, PNC Capital Markets LLC, as Joint Lead Arranger and Sole Bookrunner, and Fifth Third Bank, National Association, as Joint Lead Arranger and Syndication Agent, dated as of October 25, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERIDIAN BIOSCIENCE, INC.

Date: October 29, 2021	By: /s/ Bryan T. Baldasare
Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)